UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2007
SAVE THE WORLD AIR, INC.
(Exact name of registrant as specified in charter)

Nevada	0-29185	52-2088326
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)
5125 Lankershim Boulevard, North Hollywood, California 91601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (818) 487-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     From June 13, 2007 through June 26, 2007, Save the World Air, Inc. (the “Company”) conducted a private offering (the “Spring 2007 Offering”) of up to $550,000 aggregate face amount of its convertible notes (the “Spring 2007 Notes”) with a small number of accredited investors. Of this amount, $451,000 aggregate face amount of the Spring 2007 Notes were sold for an aggregate purchase price of $410,000. Therefore, while the stated interest rate on the Spring 2007 Notes is 0%, the actual interest rate on the Spring 2007 Notes is 10%. The Spring 2007 Notes mature on the first anniversary of their date of issuance. The Spring 2007 Notes are convertible, at the option of the noteholder, into shares of common stock of the Company (the “Conversion Shares”) at an initial conversion price equal to the average of the closing bid price of the Company’s Common Stock for the five trading days preceding the closing dates of the Spring 2007 Offering (the “Conversion Prices”). Up to 1,210,489 Conversion Shares are initially issuable at Conversion Prices of either $0.34 or $0.53 per share, depending upon which of the two closing dates of the Spring 2007 Offering the Spring 2007 Notes were sold.
     Each of the investors in the Spring 2007 Offering received, for no additional consideration, a warrant (the “Spring 2007 Warrants”), entitling the holder to purchase a number of shares of the Company’s common stock equal to 50% of the number of shares of common stock into which the Spring 2007 Notes are convertible (the “Warrant Shares”). Each Spring 2007 Warrant is exercisable on a cash basis only at an initial price of $0.50 per share, and is exercisable immediately upon issuance and for a period of two years from the date of issuance. Up to 605,242 Warrant Shares are initially issuable on exercise of the Spring 2007 Warrants.
     The Company received $410,000 gross and net proceeds in the 2007 Spring Offering. The proceeds of the Spring 2007 Offering will be used for general corporate purposes and working capital.
Item 9.01 Financial Statements and Exhibits
9.1	Form of Note Purchase Agreement

9.2	Form of First Amendment to Note Purchase Agreement

9.3	Form of Spring 2007 Notes

9.4	Form of Spring 2007 Warrants

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2007	SAVE THE WORLD AIR, INC.
	By:	/s/ Charles K. Dargan II
Chief Financial Officer

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